As filed with the Securities and Exchange Commission on March 15, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-1872178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 West Loop South, Suite 1500 Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Quanex Corporation 2006 Omnibus Incentive Plan

(Full title of the plan)

Kevin P. Delaney

Quanex Corporation

1900 West Loop South, Suite 1500

Houston, Texas 77027

(Name and address of agent for service)

(713) 961-4600

(Telephone number, including area code, of agent for service)

With Copy to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-9975

(214) 855-8000

Attention: Harva R. Dockery

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $.50 par value	1,750,000 shares(1)	$60.68	$106,190,000	$11,362.33
Rights to purchase Series A Junior Participating Preferred Stock	1,750,000 (1)	—	—	—

(1)    Represents 1,750,000 shares and accompanying Rights registered for purchase under the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”). Also includes an indeterminable number of shares of common stock (including 875,000 shares issuable as a result of a 3 for 2 stock split to be effected in the form of a stock dividend payable on March 31, 2006) and Rights issuable as a result of the anti-dilution provisions of the Plan.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Common Stock on the New York Stock Exchange on March 9, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which were filed by Quanex Corporation (“Quanex” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), and any future filings made by Quanex with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

1.             Annual report on Form 10-K for the fiscal year ended October 31, 2005, filed with the Commission on December 21, 2005;

2.             Quarterly report on Form 10-Q for the quarter ended January 31, 2006, filed with the Commission on March 3, 2006.

3.             Current reports on Form 8-K filed with the Commission on November 15 and December 7, 2005, and February 27 and March 7, 2006; and

4.             The description of Quanex’s common stock, $.50 par value per share (the “Common Stock”), contained in the Prospectus dated January 12, 1981, included in the Registrant’s Registration Statement (Registration No. 2-70313) and filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 4.   Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s Restated Certificate of Incorporation eliminates the personal monetary liability of a director to the Registrant and its stockholders for breach of his or her fiduciary duty of care as a director to the extent currently allowed under the Delaware General Corporation Law. Article XVII of the Registrant’s Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) based on the payment of an improper dividend or an improper repurchase of the Registrant’s stock under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated Bylaws of the Registrant provide that, under certain circumstances, the Registrant is required to indemnify any person who was, is, or is threatened to be made a party in any action, suit or proceeding because such person is or was a director or officer of the Registrant. The Registrant’s Amended and Restated Bylaws were amended in February 1987 to provide for indemnification by the Registrant of its officers and directors to the fullest extent authorized by the General Corporation Law of the State of Delaware. This right to indemnification under the Registrant’s Amended and Restated Bylaws is a contract right, and requires the Registrant to provide for the payment of expenses in advance of the final disposition of any suit or proceeding brought against the director or officer of the Registrant in his official capacity as such, provided that such director or officer delivers to the Registrant an undertaking to repay any amounts advanced if it is ultimately determined that such director or officer is not entitled to indemnification. The Registrant also maintains a directors’ and officers’ liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

4.1                                 Quanex Corporation 2006 Omnibus Incentive Plan, filed as Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 27, 2006, and incorporated herein by reference.

5.1                                 Opinion of Kevin P. Delaney, Senior Vice President-General Counsel and Secretary of Quanex Corporation

23.1                           Consent of Kevin P. Delaney, Senior Vice President-General Counsel and Secretary of Quanex Corporation (included in Exhibit 5.1).

23.2                           Consent of Deloitte & Touche LLP.

24.1                           Powers of Attorney from certain members of the Board of Directors of the Registrant (contained on pages II-2 and II-3).

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 15, 2006.

QUANEX CORPORATION

By:	/S/ KEVIN P. DELANEY
Kevin P. Delaney
Senior Vice President-General Counsel and
Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Raymond A. Jean, Kevin P. Delaney and Brent L. Korb, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statement filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state security laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/S/ RAYMOND A. JEAN	Chairman of the Board of Directors, President and Chief Executive Officer	March 15, 2006
Raymond A. Jean	(Principal Executive Officer)

/S/ BRENT L. KORB	Vice President — Corporate Controller (Principal Accounting Officer and	March 15, 2006
Brent L. Korb	Acting Principal Financial Officer)

/S/ DONALD G. BARGER, JR.	Director	March 15, 2006
Donald G. Barger, Jr.

/S/ SUSAN F. DAVIS	Director	March 15, 2006
Susan F. Davis

/S/ RUSSELL M. FLAUM	Director	March 15, 2006
Russell M. Flaum

/S/ VINCENT R. SCORSONE	Director	March 15, 2006
Vincent R. Scorsone

/S/ JOSEPH J. ROSS	Director	March 15, 2006
Joseph J. Ross

/S/ RICHARD L. WELLEK	Director	March 15, 2006
Richard L. Wellek

INDEX TO EXHIBITS

4.1	Quanex Corporation 2006 Omnibus Incentive Plan, filed as Exhibit 10.1 of the Rgistrant’s Current Report on Form 8-K filed on February 27, 2006, and incorporated herein by reference.

5.1	Opinion of Kevin P. Delaney, Senior Vice President-General Counsel and Secretary of Quanex Corporation.

23.1	Consent of Kevin P. Delaney, Senior Vice President-General Counsel and Secretary of Quanex Corporation (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney from certain members of the Board of Directors of the Registrant (contained on pages II-2 and II-3).